COMMUNITY FINANCIAL GROUP, INC.

401 Church Street
Suite 200
Nashville, Tennessee 37219

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Community Financial Group, Inc. (the "Company" or "CFGI") for use at the Annual Meeting of Shareholders of the Company, to be held at the Nashville City Club, 20th Floor, SunTrust Banking Building, 201 4th Avenue, North, Nashville, Tennessee 37219, at 9:00 a.m. (Local Time), on May 21, 2002, and at all adjournments thereof. The presence in person or by proxy of holders of a majority of the outstanding shares of the common stock entitled to vote at the Annual Meeting constitutes a quorum for the purpose of transacting business at the meeting.

This Proxy Statement and the Annual Report of the Company for the fiscal year ended December 31, 2001 were first mailed to shareholders on or about April 15, 2002, to shareholders of record as of March 28, 2002.

PURPOSE OF MEETING

At the Annual Meeting, the shareholders will be asked:

  To elect three Class I Directors to serve until the 2005 Annual Meeting of Shareholders or until their successors are elected and qualified; and

  To transact such other business as may properly be brought before the Annual Meeting, or any adjournment thereof.

GENERAL PROXY STATEMENT INFORMATION

Outstanding Securities and Voting Rights

There were issued and outstanding 3,080,701 shares of the Company's common stock on March 28, 2002 which has been fixed as the record date for purposes of determining shareholders entitled to notice of, and to vote at, the Annual Meeting. Only holders of the Company's common stock will be entitled to vote, and may vote, in person or by proxy, one vote for each share of common stock held of record on the books of the Company as of the record date, on any matter submitted to a vote of the shareholders. There is no provision for cumulative voting. If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by the proxy will be considered present at the meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of such matters. Any broker non-votes will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for calculating the vote on such matters.

Revocability of Proxies

A proxy for use at the Annual Meeting is enclosed. Any shareholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised by filing with the Corporate Secretary a written statement revoking the proxy, or a duly executed proxy bearing a later date. In addition, the powers of the proxy holders will be revoked if the person executing the proxy is present at the meeting and elects to vote in person.

Subject to such revocation, all shares represented by a properly executed proxy received in time for the Annual Meeting will be voted by the proxy holders, in accordance with the instructions on the proxy. In the absence of contrary instructions, the shares represented by proxy will be voted FOR the election of directors described herein under the "Election of Directors;" and at their discretion on any other items as may be properly brought before the meeting.

Solicitation of Proxies

The Board of Directors of the Company is making this solicitation of proxies. The expense of preparing, printing and mailing these proxy materials will be borne by the Company. It is contemplated that proxies will be solicited principally through the use of mail, but officers, directors and employees of the Company may solicit proxies personally or by telephone, without receiving special compensation. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses, depositories and custodians, nominees and fiduciaries for mailing proxy materials to their principals.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table sets forth information as to the beneficial ownership of each person known to the Company to own more than 5% of the outstanding common stock as of January 31, 2002. For purposes of calculating the percent of Common Stock beneficially owned, all shares that are subject to options that are exercisable within 60 days are deemed to be presently outstanding.

Name and Address of Beneficial Owner	Amount/Nature of Beneficial Owner	Percentage of Class
Leon Moore 229 Nashville Pike Gallatin, TN 37066	419,120 (1) Individual, Trust and Corporate Ownership	12.79%

(1)  Includes 383,912 shares held directly by Mr. Moore; 8,617 shares held by the Leon Moore Family Trust of which Mr. Moore serves as co-trustee; 18,091 shares owned by a corporation of which Mr. Moore is a shareholder, director, and chief executive officer; and 8,500 shares that he has the right to purchase upon the exercise of stock options.

Security Ownership of Directors and Executive Officers

The following table sets forth the names of all current directors, those executive officers included in the Summary Compensation Table, and directors and executive officers as a group, their principal occupations, the number of shares and percentage of the Company's outstanding Common Stock beneficially owned as of January 31, 2002. Except as indicated in the notes to the following table, the persons indicated possess sole voting and investment power with respect to all shares set forth opposite their names.

Name of Beneficial Owner	Amount/Nature of Beneficial Owner (1)	Percentage of Class (1)	Principal Occupation
J. Hunter Atkins (2)	42,135	1.29%	President & CEO; CFGI
J. B. Baker (3)	49,015	1.50%	President & CEO; Volunteer Express, Inc.
Julian C. Cornett (2)	64,255	1.96%	Executive Vice President; CFGI
Jo D. Federspiel (3)	22,232	0.68%	President; Deason International, Inc.
Richard H. Fulton (4)	36,645	1.12%	Chairman; Fulton & Associates
Attilio F. Galli (2)	10,648	0.32%	Executive Vice President & CFO; CFGI
Mack S. Linebaugh, Jr. (5)	76,529	2.33%	Chairman of the Board; CFGI
Leon Moore (6)	419,120	12.79%	President & CEO; ShoLodge, Inc.
Perry W. Moskovitz (3)	49,529	1.51%	Senior Vice President; Aon Risk Services, Inc.
C. Norris Nielsen (3)	42,029	1.28%	Investor
David M. Resha (3)	17,322	0.53%	CEO; Bankers Capital
G. Edgar Thornton (3)	55,141	1.68%	President; BB&T-Thornton Harwell Insurance Agency, Inc.
Directors and Executive Officers as a Group (13 persons) (2)	901,025	27.49%

(1)

Under the rules of the Securities and Exchange commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For purposes of calculating the percent of Common Stock beneficially owned, all shares that are subject to options that are exercisable within 60 days are deemed to be presently outstanding.

(2)

Includes the following shares subject to exercisable stock options: Mr. Atkins, 40,700; Mr. Cornett, 17,700 shares; Mr. Galli, 10,500 shares; all other executive officers, 16,425 shares. Also includes interests in shares held in Associates Stock Purchase Plan and the Retirement Savings Plan 401(k).

(3)	Includes 8,500 shares of Common Stock subject o exercisable stock options.
(4)

Includes 2,326 shares held by Mr. Fulton's wife directly with respect to which Mr. Fulton disclaims beneficial ownership and 8,500 shares that he has the right to purchase upon the exercise of stock options.

(5)	Includes 42,000 shares of Common Stock subject to exercisable stock options.
(6)

Includes 18,091 shares owned by ShoLodge, Inc. of which Mr. Moore is an executive officer, director, and shareholder; 8,617 shares held in the Leon Moore Family Trust of which Mr. Moore serves as co-trustee; and 8,500 shares that he has the right to purchase upon the exercise of stock options.

PROPOSAL 1
ELECTION OF DIRECTORS

In accordance with the Charter Amendment approved by Shareholders at the 1998 Annual Meeting, the Board of Directors is divided into three classes of Directors serving staggered three-year terms. The term of Class I directors expires at this annual meeting. The terms of Class II and Class III directors expire as stated below. The Board of Directors proposes the election of two Class I directors and election of one Class III director. All of the nominees are presently directors of the Company. Each Class III director elected at the meeting will hold office until the 2005 annual meeting of shareholders or until their respective successors are duly elected and qualified.

At the meeting each share of common stock shall have one (1) vote which may be cast by the owner of record or by his authorized representative. The candidates receiving the largest number of votes shall be elected.

In the election of directors, a shareholder may withhold authority for the proxy holder(s) to vote for all or any one of the nominees identified herein by so indicating on the enclosed proxy. Unless authority to vote for the nominees is so withheld, the proxy holders will vote the proxies received by them for the election of nominees identified herein. If any nominee identified herein should be unable or declines to serve, which is not now anticipated, the Board of Directors shall have the discretionary authority to name a substitute who shall be designated to fill the vacancy.

NOMINEES FOR DIRECTORS

Class I - Term Expiring at the 2002 Annual Meeting

L. Leon Moore. Mr. Moore, 61, is President, Chief Executive Officer and a Director of ShoLodge, Inc., a corporation engaged in the ownership, management and franchising of lodging facilities. Mr. Moore was elected a director of the Company in May 1996 having served as a director of The Bank since July 18, 1989.

C. Norris Nielsen. Mr. Nielsen, 63, an investor, was elected a director of the Company in May 1996 having served as a director of The Bank since June 27, 1995. In 1993, Mr. Nielsen founded Mac Neil Partners, which serves as the general partner of two privately held investment partnerships, a position he held until his retirement in 2000.

G. Edgar Thornton. Mr. Thornton, 74, is President of BB&T and Thornton & Harwell Insurance Agency, Inc., a general insurance agency specializing in property/casualty insurance and contract bonds. Mr. Thornton also serves as President of Smyrna Air Center. Mr. Thornton was elected a director of the Company in May 1996 having served as a director of The Bank since May 21, 1991. Mr. Thornton will be retiring as a Director and will not be seeking re-election at the 2002 Annual Meeting.

J. Hunter Atkins. Mr. Atkins, 53, is President and Chief Executive Officer of the Company and The Bank of Nashville (the "Bank"). Mr. Atkins joined the Company/ Bank on June 19, 2000 and was elected a director upon his employment. Prior to joining the company, Mr. Atkins served as City President of AmSouth Bank from 1994 until his appointment in 1999 as Consumer Banking Manager for AmSouth Bank in Middle Tennessee. Mr. Atkins currently serves as a Class III Director. He is nominated for election as a Class I Director in order to equalize the Classes, due to a Class I Director not standing for re-election. Upon his election as a Class I Director, Mr. Atkins will cease to be a Class III Director.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

Class II - Term Expiring at the 2003 Annual Meeting

Jo D. Federspiel. Ms. Federspiel, 67, is President of Deason International, Inc., a company which links U.S. companies with business expansion opportunities in the international market. Ms. Federspiel was elected a director of the Company in May 1996 having served as a director of The Bank since September 21, 1993.

Richard H. Fulton. Mr. Fulton, 75, is Chairman of Fulton & Associates, a real estate investment firm. Mr. Fulton was elected a director of the Company in May 1996 having served as a director of The Bank since July 18, 1989. He served as Chairman of the Board of The Bank from 1989 through 1992 and Chairman Emeritus from 1992 through 1994. Prior to joining the company, Mr. Fulton served 7 terms in the U. S. Congress and 12 years as Mayor of Nashville.

Perry W. Moskovitz. Mr. Moskovitz, 75, is Senior Vice President of Aon Risk Services, Inc., an international insurance brokerage and risk management firm. Prior to this affiliation in 1998, Mr. Moskovitz served as Senior Vice President of Sedgwick, Inc. He also serves as President of Perry W. Moskovitz Company, Incorporated, an investment and development company. Mr. Moskovitz was elected a director of the Company in May 1996 having served as a director of The Bank since July 18, 1989.

Class III - Term Expiring at the 2004 Annual Meeting

J. Hunter Atkins. Mr. Atkins, 53, is President and Chief Executive Officer of the Company and The Bank of Nashville (the "Bank"). Mr. Atkins joined the Company/ Bank on June 19, 2000 and was elected a director upon his employment. Prior to joining the company, Mr. Atkins served as City President of AmSouth Bank from 1994 until his appointment in 1999 as Consumer Banking Manager for AmSouth Bank in Middle Tennessee. Mr. Atkins is up for election as a Class I Director in order to equalize the Classes, due to a Class I Director not standing for re-election. Upon his election as a Class I Director, Mr. Atkins will cease to be a Class III Director.

J. B. Baker. Mr. Baker, 54, is President and Chief Executive Officer of Volunteer Express, Inc. and co-owner of Five Star Express, Inc. Mr. Baker was elected a director of the Company in May 1996 having served as a director of The Bank since July 12, 1994.

Mack S. Linebaugh, Jr. Mr. Linebaugh, 63, is Chairman of the Board of The Company and The Bank and served as President and CEO of the Company and the Bank from September 1992 until his retirement in September 2000. Mr. Linebaugh was elected a director of the Company in May 1996 having served as a director of The Bank since September 8, 1992.

David M. Resha. Mr. Resha, 55, is CEO of Bankers Capital, a Small Business Investment Company in formation. He was the former Chief Operating Officer of Finova Mezzanine Capital and Sirrom Capital Corporation. He currently serves on the Board of Directors of ShoLodge, Inc. He also serves on the board of two private companies. Mr. Resha has served as a director since February 10, 1998.

BOARD ATTENDANCE AND COMPENSATION

All members of the Company's Board of Directors are also members of the Board of Directors of the Bank. The Company's By-Laws provide for an Audit Committee and other committees as the Board of Directors may appoint from time to time. The Company's Board held 14 meetings in 2001 and all of the directors attended at least 75% of the meetings of the Board and the relevant committees. The Bank, a wholly owned subsidiary of the Company, had three (3) standing committees: the Compensation Committee, the Asset Review Committee and the Asset Liability Committee.

In 2001, the Directors of the Company were not compensated by the Company, but as Directors of the Bank, they were each paid an annual retainer of $3,000 as compensation for services on the Board. Directors were also paid for attendance at each meeting of the Board and Committees on which they serve. A meeting fee of $600 was paid for each Board of Directors' meeting attended and $400 was paid for attendance at all committee meetings. The Chairman of each Committee received an additional $100 for each meeting chaired during the year. Members of the Company's Board who were also employees of the Company or the Bank did not receive any meeting or committee fees. In 2001, all fees due to the Directors were paid in the form of shares of Common Stock of the Company with the number of shares being determined based upon the market value of the Common Stock and the Director's attendance at Board and Committee meetings. In 2001, no options were granted to outside directors pursuant to the provisions of the Company's 1997 Non-statutory Stock Option Plan, as amended.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and greater than 10% shareholders ("Reporting Persons") to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of such forms furnished to the Company and written representations from such Reporting Persons with respect to the period January 1, 2001 through December 31, 2001 all required reports were timely filed.

COMMITTEES OF THE BOARD OF DIRECTORS

The By-Laws of the Company provide for an Audit Committee consisting of at least three (3) members of the Board of Directors appointed by the Board, none of who are active officers of the Company. The Committee is to meet once each quarter, or more often if required by the Chairman of the Board of Directors, the President or the Chairman of the Audit Committee and shall examine, or cause to be examined, such books, assets and securities of the Company as it deems necessary or proper, or as it may be directed to examine. A record shall be kept of all such examinations, which shall be certified by the Committee serving and presented to the Board of Directors at its next meeting. The Audit Committee shall state whether the Company is in a sound and solvent condition, whether adequate internal audit controls and procedures are being maintained, and shall recommend to the Board such changes as shall be deemed advisable and shall recommend to the Board approval of all Securities and Exchange Commission and such other regulatory filings as may be required from time to time. The Audit Committee, upon its own recommendation and with the approval of the Board of Directors, may employ a qualified firm of Certified Public Accountants to make the examination and audit of the Company. If such a procedure is followed, the one annual examination and the audit by such firm of accountants and the presentation of its report to the Board of Directors shall be deemed sufficient to comply with the requirements of the Audit Committee. The Audit Committee of the Company met three times in 2001. The Compensation Committee of the Bank of Nashville serves as the Compensation Committee for the Company. The Company does not have a Nominating Committee. The entire Board of Directors serves as the Nomination Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE AFOREMENTIONED NOMINEES AS DIRECTORS OF THE COMPANY. IT IS INTENDED THAT SHARES REPRESENTED BY PROXIES WILL, UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, BE VOTED IN FAVOR OF THEIR ELECTION.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company Board of Directors is composed of five independent directors and operates under a written Charter adopted by the Committee and ratified by the Board of Directors (Appendix A). The Committee recommends to the Board of Directors the selection of the Company's independent auditors.

Management is responsible for the Company's and the Bank's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards Numbers 61, 89 and 90 (Communication with Audit Committees).

The Company's independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence.

Based on the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's annual report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

                                                                                    David Resha, Chairman
                                                                                    Jo D. Federspiel
                                                                                    Leon Moore
                                                                                    Perry Moskovitz
                                                                                    Norris Nielsen

EXECUTIVE OFFICERS

The following information regarding each person who currently serves as an executive officer of the Company is listed below: name, age, current position with the Company, and principal occupations during the past five years. The executive officers serve at the discretion of the Board of Directors in their various capacities. Each of the executive officers also serves as an executive officer of The Bank.

J. Hunter Atkins. Mr. Atkins, 53, is President, Chief Executive Officer, and a Director of the Company and the Bank. Mr. Atkins was employed on June 19, 2000. Prior to joining the company, Mr. Atkins most recently served as Consumer Banking Manager for AmSouth Bank in Middle Tennessee and from 1994 through 1999 he served as City President of AmSouth Bank in Middle Tennessee.

Julian C. Cornett. Mr. Cornett, 57, is Executive Vice President of the Company and the Bank. Mr. Cornett joined the Bank on October 13, 1992 and serves as the Chief Credit Officer with responsibilities for all aspects of Credit Administration. Mr. Cornett has over 33 years of banking experience including responsibilities for various aspects of lending, credit policy and administration, special assets, and commercial real estate lending as a senior lending officer and senior credit officer for several banks in the southeast.

Attilio F. Galli. Mr. Galli, 52, is Executive Vice President and CFO of the Company and the Bank. Mr. Galli was employed on August 21, 2000 and is responsible for Bank Finance and Administration. Prior to joining the company, Mr. Galli served as Managing Partner of Cogito Ventures LLC, a financial consulting and venture capital firm in Houston, Texas from December 1999. From July 1998 to November 1999, he served as Senior Vice President and Chief Financial Officer of MetroCorp Bancshares, Inc. and from May 1993 to July 1998, Mr. Galli served as President & CEO of Alliance Financial of Houston, Inc, a Houston, Texas based Venture Capital Management Company.

COMPENSATION OF MANAGEMENT AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth, as to the Chief Executive Officer and the most highly compensated Executive Officers (other than the CEO) of the Company and its subsidiary, The Bank, whose total compensation exceeded $100,000, certain information regarding cash compensation received from the Company or the Bank for services performed in all capacities during the last three fiscal years. The Company did not compensate the officers. The Bank paid all compensation.
		Annual Compensation			Long Term Compensation
					Awards	Payouts
Name and Principal Position	Year	Salary	(1) Bonus	(2) Other Annual Compensation	Value of Restricted Stock	Securities Underlying Options	LTIP Payouts	All Other Compensation
J. Hunter Atkins President, Chief Executive Officer and Director	2001	200,000	4,167	20,000	--	--	--	9,936 (3)
	2000	107,576	--	--	--	--	--
	1999	--	--	--	--	--	--
	1998	--	--	--	--	--	--
Julian C. Cornett Executive Vice President	2001	152,000	3,167	6,250	--	--	--	16,615 (3)
	2000	152,000	11,024	12,500	--	--	--	13,660 (3)
	1999	152,000	7,639	12,500	--	--	--	13,931
	1998	152,000	4,491	5,000	--	--	--	13,809
Attilio F. Galli Executive Vice President	2001	125,000	5,104	2,500	--	--	--	18,505 (3,4)
	2000	45,573	--		--	--	--	10,300 (4)
	1999	--			--	--	--	--
(1)	The amounts shown in this column reflect payment under an Incentive Performance Plan in which all employees of the bank participate.
(2)	Represents performance awards granted by the Compensation Committee of the Board of Directors
(3)

Represents the Bank's annual accrued contribution to the Retirement Savings Plan (401(k) Plan, ASPP Discount and payment by the Bank of permanent life insurance premium and group life insurance premium during 2001.

(4)	Represents relocation expenses paid to Mr. Galli.

Option Grants During the Year Ended December 31, 2001

The following table sets forth certain information relative to the grant of stock options made during 2001 to each of the named executive officers as of the end of the last fiscal year.

Name	Number of Shares Underlying Options Granted	Percentage of Total Options Granted	Exercised Price Per Share	Expiration Date	Potential Realizable Value at Assumed Stock Appreciation for Option Term (1) 5% 10%
J. Hunter Atkins	3,500	12.96%	$ 13.8900	06/19/11	30,574	77,480
Julian C. Cornett	2,500	9.26%	13.8900	06/19/11	21,838	55,343
Attilio F. Galli	2,500	9.26%	13.8900	06/19/11	21,838	55,343

Aggregated Options Exercised in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth certain information with respect to options exercised during 2001 and the value of unexercised options held by the named executive officers of the Company at December 31, 2001.

			Number of Securities Underlying Unexercised Options at December 31, 2001 Exercisable Unexercisable		Value of Securities (2) Underlying Unexercised Options at December 31, 2001 Exercisable Unexercisable
Name	No. of Shares Acquired on Exercise	$ Value Realized
J. Hunter Atkins	--	$ --	40,700	62,800	$ 85,016	$ 130,744
Julian C. Cornett	--	--	16,000	11,500	31,752	18,194
Attilio F. Galli	--	--	10,500	17,000	27,180	42,470
(1)

The dollar gains under these columns result from calculations assuming 5% and 10% growth rates over a 10 year period as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Company's Common Stock. The gains reflect a future value based upon growth at these prescribed rates. These values have also not been discounted to present value. It is important to note that options have value to the listed executive and to all option recipients only to the extent the stock price exceeds the exercise price shown on the table during the effective options period.

(2)	Determined by calculating the difference in exercise price and market value of common stock at fiscal year end December 31, 2001.

Long Term Incentive Plans - Awards in Last Fiscal Year

The Company made no awards during 2001 under any "Long Term Incentive Plans" as defined in securities regulation definitions.

Employment/Severance Agreements

On March 1, 2002, the Company and the Bank (i) extended the Employment Agreement with J. Hunter Atkins originally dated September 15, 2000, (ii) entered into a Executive Termination Agreement with Julian C. Cornett, and (iii) extended and amended the Employment Agreement with Attilio F. Galli originally dated March 1, 2001. The Agreements are for terms of one year and automatically renew annually for succeeding one year terms unless either party gives notice of non-renewal. Except as noted below, each Agreement contains substantially the same terms and provisions. Each Agreement may be terminated by the Company or the Bank with or without cause (as defined in the Agreements) and pursuant to the Agreement, the Executive may elect to terminate employment at any time within ninety (90) days after a "change in control" has occurred.

Mr. Atkins' Employment Agreement provides for annual compensation of $206,000 and other employee benefits described herein. The Agreement also provides that in the event of a "change in control" involving the Company or the Bank, Mr. Atkins may elect to receive severance pay in an amount equal to 2.99 times the sum of his annual base compensation plus the annual value of his participation in all benefit plans in effect at that time.

Mr. Cornett's Executive Termination Agreement provides that in the event of a "change in control" involving the Company or the Bank, Mr. Cornett may elect to receive severance pay in an amount equal to two times the sum of his annual base compensation plus the annual value of his participation in all benefit plans in effect at that time.

Mr. Galli's Employment Agreement provides for annual compensation of $128,750 and other employee benefits described herein. The Agreement also provides that in the event of a "change in control" involving the Company or the Bank, Mr. Galli may elect to receive severance pay in an amount equal to two times the sum of his annual base compensation plus the annual value of his participation in all benefit plans in effect at that time.

REPORT OF COMPENSATION COMMITTEE

Since the Board of Directors of the Company and its subsidiary bank, The Bank, are composed of the same individuals and The Bank pays all compensation, the Compensation Committee of the Board of Directors of The Bank has served as the only Compensation Committee. Accordingly, the report of the Compensation Committee of the Board of Directors of The Bank is presented herein. During 2001, the Compensation Committee met four times and a sub-committee met twice. The purpose of the Committee is to review the Company's executive compensation policies and programs and submit recommendations to the Board of Directors for executive and director compensation. The Compensation Committee also administers the Company's 1997 Nonstatutory Stock Option Plan, as amended. The members of the Committee are: J. B. Baker, Chairman, Ed Thornton, Jo Federspiel, Leon Moore and Perry Moskovitz.

Compensation awarded to executive officers is designed to assure that the Company continues to attract, motivate, and retain executives of superior abilities. The Company's general goal for compensating its executive officers is to provide competitive compensation in the median range of that received by executive officers with similar duties and responsibilities at financial institutions in the Company's market area and in other financial institutions of similar size throughout the state of Tennessee. The Company's executive compensation has focused on the use of cash bonuses and stock options to reward executives and key officials. Base salaries for executives, as a group, have not been increased significantly during the past three years.

Bonuses for executive officers are set annually by the Committee based on recommendations by the Chief Executive Officer and the Committee's subjective perception of each individual executive's previous and anticipated contribution to the company's success. The Company also rewards the bank's employees, including Executive Officers, through its annual Performance Based Incentive Program. Awards under the program are based on the Company achieving a pre-established target above budgeted net income. In, January 2002, each executive, as well as all employees, who was employed as of September 30, 2001, received a bonus of 5% of their annual salary.

The Company uses stock options as a long-term incentive for its executives and other key officers. Stock options are used because they relate amounts earned by executives to the financial performance of the Company. The Committee believes that stock ownership and stock options held by executives encourage long-term performance, enhance shareholder value and beneficially align management's interests with the interests of the Company's shareholders. The actual individual stock option awards, however, are not subject to specific measurement criteria. They are based on the Chief Executive Officer's recommendations and the Committee's subjective assessment of each executive's performance. Options are generally granted at the Fair Market Value as described in the 1997 Non-statutory Stock Option Plan, as amended, and generally expire 10 years after the grant date. Approximately 11% of the total full-time employees were granted stock options in 2001.

Chief Executive Officer's 2001 Compensation. Under Mr. Atkins' Executive Employment Agreement, his base annual salary is $206,000. Mr. Atkins was granted 100,000 stock options under the 1997 Non-statutory Stock Option Plan, as amended, upon his employment. The options are exercisable at $13.14, are vested 20% on the grant date with the remainder vesting 20% equally over a 4-year period, and expire 10 years from June 1, 2000, the grant date. Mr. Atkins was also granted 3,500 shares that are exercisable at $13.89, vest 20% equally each year over a 4-year period and will expire 10 years from June 19, 2001, the grant date.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors of The Bank:

                                                                                    J. B. Baker, Chairman
                                                                                    Jo D. Federspiel
                                                                                    Leon Moore
                                                                                    Perry W. Moskovitz
                                                                                    G. Edgar Thornton

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

Some of the Company's executive officers and directors and certain of their associates (immediate family members including spouses, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law) are customers of the Company's subsidiary bank. As customers of such bank, they have had transactions in the ordinary course of business with the bank, including borrowings. As of December 31, 2001, there was an aggregate of approximately $6,041,221 (15.64% of the Company's equity and 1.80% of net loans) in loans outstanding to such persons. This aggregate comprised loans to executive officers, directors and nominees in the amount of $4,484,848 and loans to related parties, immediate family members, corporations or other organizations that are associates of such persons in the amount of approximately $1,556,373. All such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectability or present other unfavorable features at the time such loans were made.

FIVE-YEAR STOCK PERFORMANCE GRAPH

The line graph below reflects the cumulative five-year shareholder return on the Company's Common Stock compared to such return of the NASDAQ Stock Index and The Carson Medlin Company's Independent Bank Index (IBI). The graph assumes that the value of an investment in the common stock and in each index was $100 on December 31, 1997and that all dividends were reinvested.

Five Year Total Return Index

400
350
300
250
200
150
100
50
0
INDEX
1996
1997
1998
1999
2000
2001
CFGI
Independent Bank Index
Nasdaq Index

	1996	**1997**	**1998**	**1999**	**2000**	**2001**
CFGI	100	136	116	121	113	161
Independent Bank Index	100	148	154	140	139	165
Nasdaq Index	100	122	173	321	193	153

EMPLOYEE BENEFIT PLANS

The Company's subsidiary, The Bank, sponsors major medical and dental insurance plans, long and short-term disability plans, an accidental death and dismemberment plan, a workmen's compensation plan, a term-life insurance plan, and an employee supplemental parking program. The major medical and dental plans are administered under provisions of a premium conversion program as set forth in Section 125 of the Internal Revenue Code of 1986, as amended. The Company and the Bank also sponsor a Retirement Savings Plan [401(k)] and an Associates' Stock Purchase Plan.

Retirement Savings Plan

The Bank's Retirement Savings Plan (the "401(k) Plan") was adopted in 1990 and amended in 1993 to reward employees (associates) for their long and loyal service to the Bank by providing them with retirement benefits. The 401(k) Plan was adopted effective April 30, 1996 by the Company, and participation in the 401(k) Plan is now available to all associates, including officers of the Company and the Bank beginning the first day of the month coinciding with or following the date of employment. As of December 31, 2001, 101 associates were eligible and 84 were participating. All eligible associates may contribute between 1% and 15% of their annual compensation; however, a participant's total contribution for a calendar year may not exceed a dollar limit which is determined by the Internal Revenue Service. For 2002, the limit is $11,000. (The Economic Growth and Tax Relief Reconciliation Act of 2001 allows employees who are age 50 or older by the end of the December 31, 2001 plan year to make "catch-up" contributions that exceed the regular 401(K) contribution limits. The maximum "catch-up" contribution is $1,000 in 2002 - for a total limit of $12,000). All associates' deferrals are fully vested. Each associate is entitled to direct the investment of his or her contribution into designated fund(s), one of which invests solely in the Company's common stock.

The Board of Directors of the Bank and the Company establish the levels of contribution each will make to the 401(k) Plan on behalf of their respective employees. During 2001, all 401(k) Plan participants were Bank employees and the Bank matched $1.00 for each $1.00 on the first 2% of the employee deferrals and $.50 for each $1.00 on deferrals for the next 4% with no matching on employee deferrals in excess of 6%. All of the Bank's contributions are made in the form of the Company's common stock and are held in a separate investment fund. Both the associate's and the Bank's (or Company's) contributions to the plan are tax deferred until distributed. Associates vest 100% in Bank (or Company) contributions after three years of service as defined in the 401(k) Plan.

Stock Purchase Plan

The Company Associates' Stock Purchase Plan (ASPP) was amended and restated effective May 1, 1996 to replace the ASPP previously maintained by The Bank. The purpose of the ASPP is to encourage employees of the Company and its subsidiaries to identify with the success of the Company through stock ownership. Participation is non-discretionary and immediate for all full-time associates of the Company or permanent part-time associates of the Company who work at least twenty (20) hours per week and five (5) months each calendar. As of December 31, 2001, there were 102 eligible and 101 participating associates in the ASPP. The Board approved the sale of a maximum of 100,000 shares of the common stock of the Company through the ASPP. The ASPP allows common stock to be sold at a discount. Until September 30, 1996, the discount was 15%. Thereafter, the ASPP provides that the discount will be 16%, or such other percentage as may be established from time to time by the Board. However, the ASPP provides that the stock will not be sold for less than Par Value ($6.00 per share) and further provides for the decrease of the discount, if necessary, to comply with this provision. All associates contribute to the ASPP a minimum of $5.00 to a maximum of 10% of their basic compensation per payroll period. All associates' accounts are 100% vested at all times. The Company pays all administrative costs associated with the ASPP.

1997 Non-statutory Stock Option Plan

In 1997, the Board of Directors adopted the 1997 Non-statutory Stock Option Plan which initially reserved 150,000 shares of the Company's Common Stock for use under the Plan plus 10% of any additional shares of stock issued after the effective date of the Plan. In June, 2000, the Board of Directors approved an amendment to the Plan (Amendment No. 1) to provide for a greater number of shares of stock to be available for grant under the Plan. The aggregate number of shares of stock available under the Plan as of June 1, 2000 was 542,091 including shares underlying options. The amendment provides for available shares to be reduced by an amount equal to 15% of shares repurchased by the Corporation after June 1, 2000 and increased by an amount equal to 15% of shares issued by the corporation after June 1, 2000, such that the number of shares available under the Plan shall at all times be an amount equal to 15% of the Corporation's total issued and outstanding shares. The Compensation Committee of the Board of Directors administers the Plan. Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held in the treasury of the Corporation. The persons eligible to receive options under the Plan are employees, directors, and officers of the Company and/or its subsidiaries. Options are granted at an option price of no less than the Fair Market Value of the stock on the date of the grant. Each grant of an option shall be evidenced by a stock option agreement specifying the number of shares, the exercise price, and a vesting schedule. During 2001, 27,000 options were granted under the Plan.

INDEPENDENT PUBLIC ACCOUNTANTS

KPMG LLP, has served as independent certified public accountants to the Company since its formation, and has been selected by the Board to serve in that capacity in 2002. A representative of KPMG will be present at the Meeting in order to respond to questions and to make any other statements such representative deems appropriate.

Audit Fees. KPMG LLP billed the Company fees for an aggregate of $80,000 for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2001, for the review of the financial statements included in the Company's Forms 10-Q for 2001 and for a collateral audit related to Federal Home Loan Bank borrowings.

Financial Information Systems Design and Implementation Fees. KPMG LLP earned no fees for any information technology services during the year ended December 31, 2001.

All Other Fees. KPMG LLP earned no other fees for services during the year ended December 31, 2001.

OTHER MATTERS

The Board of Directors, at the time of the preparation of this Proxy Statement, knows of no business to come before the meeting other than that referred to herein. If any other business should come before the meeting, the persons named in the enclosed Proxy will have discretionary authority to vote all proxies in accordance with the recommendations of the Board of Directors.

PROPOSALS OF SHAREHOLDERS

Shareholders intending to submit proposals for presentations at the Annual Meeting of Shareholders of the Company and inclusion of such in the Proxy Statement and form of proxy for such meeting should forward proposals to Malinda White, Corporate Secretary, The Company, L & C Tower, 2nd Floor, 401 Church Street, Nashville, TN 37219. The proposals must be in writing and must be received by the Company prior to November 21, 2002. Proposals should be sent to the Company via Certified Mail - Return Receipt Requested.

                                                                                            BY ORDER OF THE BOARD OF DIRECTORS
                                                                                             Community Financial Group, Inc.

                                                                                                                   /s/   MALINDA WHITE
                                                                                                Corporate Secretary & Administrative Officer

April 15, 2002